UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	April 30, 2004

Microfield Group, Inc.

(Exact name of registrant as specified in its charter

Oregon	000-26226	93-0935149

(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

1631 NW Thurman, Suite 310, Portland, OR		97209

(Address of principal executive offices)		(Zip Code)

     Registrant’s telephone number, including area code (503) 419-3580 .

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

     Microfield Group, Inc. (the “Company”), entered into an agreement with several of its related party creditors to convert approximately $1,529,000 of debt into 3,241.922 shares of Series 3 Preferred Stock of the Corporation. The Series 3 Preferred Stock had an issue price of $420.00 per share, and each Series 3 Preferred Share is convertible into 1,000 shares of Common Stock of the Company after March 31, 2005 at the election of the shareholder. The Series 3 Preferred Stock will automatically convert to Common Stock on the third anniversary of the stock issuance date.

     The Company also raised an additional $1,750,000 from individual investors who purchased Series 4 Preferred Stock. The Company issued 4,605.263 shares of Series 4 Preferred Stock to these investors. The Series 4 Preferred Stock had an issue price of $380.00 per share, and each share of Series 4 Preferred Stock is convertible into 1,000 shares of Common Stock of the Company after March 31, 2005 at the election of the shareholder. The Series 4 Preferred Stock will automatically convert to Common Stock on the third anniversary of the stock issuance date.

     Both the Series 3 and Series 4 Preferred Shares have the right to receive a 6% dividend, payable out of legally available funds, and receive a liquidation preference upon dissolution of the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2004.
Microfield Group, Inc.

/s/ William C. McCormick

William C. McCormick, President